Exhibit 99.1

	For:	J. Crew Group, Inc.

	Contact:	Amanda J. Bokman
Chief Financial Officer
For Immediate Release		(212) 209-2667

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J. CREW REPORTS $19 MILLION INCREASE IN OPERATING INCOME

FOR THE THIRD QUARTER

NEW YORK (December 9, 2004) - J. Crew Group, Inc. announced today that its operating income for the thirteen weeks ended October 30 increased by $19 million to $13 million, compared to an operating loss of $6 million in the comparable period last year, reflecting strong sales increases and gross margin improvement across all channels of distribution.

Consolidated revenues for the thirteen weeks ended October 30 increased 36% to $206 million from $151 million last year.  Retail sales (including Factory) increased by 35% to $154 million, compared to $114 million last year.  Comparable store sales increased by 30%.  Direct sales (Internet and catalog) increased by 47% to $47 million, compared to $32 million last year due to increased demand and new editions.

Millard Drexler, Chairman and CEO said, “We continue to focus on quality, unique product assortments and endless attention to customer service, and we are pleased that the performance of the company is reflective of these efforts.  As the holiday season gets into full swing, we are hopeful about our ability to deliver the quality, detail and styles our customers are looking for.”

Gross margin increased to 43% in the third quarter, compared to 40% last year, primarily attributable to lower markdowns in all channels.

Selling, general and administrative expenses during the quarter were $76 million, or 37% of sales, compared to $66 million, or 44% of sales in the prior year.  The decrease as a percentage of sales was driven primarily by operating leverage due to the significant increase in comparable store sales.

Net loss for the third quarter was $10 million, compared to a $24 million loss in the prior year.

Consolidated revenues for the thirty-nine weeks ended October 30 were $540 million compared to $479 million last year, an increase of 13%.  Retail sales increased by 19% to $397 million from $333 million, as comparable store sales increased by 16%.  Direct sales increased to $127 million from $125 million last year based on strong sales increases in the second and third quarters.  The first quarter had a sales decline of $19 million resulting from reduced clearance sales and lower catalog circulation.

Gross margin increased to 41% compared to 35% last year, resulting from decreased markdowns and clearance sales.

Selling, general and administrative expenses for the thirty-nine week period increased to $205 million, or 38% of sales, from $201 million, or 42% of sales.

Operating income was $19 million compared to an operating loss of $32 million last year, an improvement of $51 million.

Net loss for the thirty-nine week period was $47 million.  In 2003, the loss was $75 million (excluding non-recurring income of $45 million).  The current year loss was also negatively impacted by additional interest expense of $23 million, primarily due to the inclusion of preferred stock dividends of $16 million for the first half of 2004 that were recorded as a direct charge to stockholders’ deficit in 2003.  Excluding such dividends, the 2004 net loss for the thirty-nine weeks would have been $31 million as compared to the loss of $75 million for the comparable 2003 period.

Inventory at October 30 was $137 million, up 15% from the prior year, primarily due to higher current season inventories in all channels, commensurate with business trends.  There were no outstanding borrowings under the Company’s working capital facility at the end of the third quarter of 2004.

Third Quarter Conference Call

The Company’s third quarter investor conference call will be held today, December 9, 2004 at 11 a.m. eastern time.  The event will be available through an audio webcast at www.jcrew.com (click on “Help” and “Investor Relations”) and www.companyboardroom.com.  A replay of the call will be archived on those websites and will also be available by telephone through December 16, 2004 at (888) 286-8010, reference #66022307.

J. Crew Group, Inc. is a leading multi-channel retailer of women’s and men’s apparel, shoes and accessories.  The Company operates 157 retail stores, the J. Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J.Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended		Thirty-nine weeks ended
	10/30/04	11/1/03	10/30/04	11/1/03
	(Unaudited) ($ in millions)
Revenues	$206	$151	$540	$479

Cost of sales, including buying and occupancy costs	117	91	316	310

Gross profit	89	60	224	169

Selling, general and administrative expenses	76	66	205	201

Operating income (loss)	13	(6)	19	(32)

Interest expense(a)	23	20	66	43

Other income	—	(2)	—	(45)

Loss before income taxes	(10)	(24)	(47)	(30)

Income taxes	—	—	—	—
Net loss	$(10)	$(24)	$(47)	$(30)

Summary of Revenues

Retail (including Factory)	$154	$114	$397	$333
Direct (Internet and catalog)	47	32	127	125
Other	5	5	16	21

Total	$206	$151	$540	$479

Comp store sales(b)	30%	-8%	16%	-6%

Number of stores:
Retail	157	154
Factory	42	42

(a)  The thirty-nine weeks ended October 30, 2004 includes $16 million of preferred dividends on redeemable preferred stock, which were recorded as a direct charge to stockholders’ deficit in the comparable 2003 period.  Such dividends were classified as interest expense commencing in the third quarter of 2003.

(b)  Reflects combined results for Retail and Factory stores.

J.Crew Group, Inc.

Summary Balance Sheet Data

	as of
	10/30/04	11/1/03
	(Unaudited) ($ in millions)
Assets	$29	$10
Cash

Inventories	137	119

Property and equipment, net	121	148

Other	43	46

Total assets	$330	$323

Liabilities and stockholders’ deficit
Current liabilities	$131	$114

Deferred credits	56	60

Long-term debt (includes current portion)	576	500

Preferred stock	93	93

Stockholders’ deficit	(526)	(444)

Total liabilities and stockholders’ deficit	$330	$323

	Thirty-nine weeks ended
	10/30/04	11/1/03
	(Unaudited) ($ in millions)
Other Data

EBITDA(a)	$46	$4
Cash interest paid	(20)	(20)
Changes in assets and liabilities	(40)	(13)
Cash used in operations	(14)	(29)

Cash provided by (used in) financing activities	(1)	26

Capital expenditures	(6)	(6)

Decrease in cash	$(21)	$(9)

(a)               Earnings before interest, taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income.  The Company uses EBITDA as a supplemental measure of cash flow.  Management and investors often use EBITDA as a measure of a company’s ability to service its debt.  Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.